Exhibit 99.6

FIRST AMENDMENT TO THE 2007 EXECUTIVE BONUS AWARD INCENTIVE PLAN

THIS FIRST AMENDMENT TO THE 2007 EXECUTIVE BONUS AWARD INCENTIVE PLAN (this “First Amendment”) of Internap Network Services Corporation (the “Company”) is effective as of November 14, 2007.

Background

The Company previously adopted into that certain 2007 Executive Bonus Award Incentive Plan dated as of March 5, 2007 (the “Incentive Plan”).  The Company now desires to make certain changes to the Incentive Plan as set forth herein.

Amendment

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           A new paragraph shall be added after the last paragraph on page 5 as follows:

The Company shall make payment of the Target Award Level in cash.  The Company shall make all payments to the Restricted Award Group in excess of the Target Award Level in shares of restricted common stock, which shares shall vest concurrently with the grant and be fully exercisable.  The Company shall withhold the number of shares necessary to cover the taxes each participant owes the Internal Revenue Service as a result of the vesting of the shares of restricted common stock.  The Restricted Award Group shall consist of the individuals holding the following seven positions: Chief Executive Officer; Chief Financial Officer; Chief Operating Officer; General Counsel; Chief Technology Officer; Chief Strategy Officer; and Vice President, Human Resources.

2.           Except as specifically set forth herein, the terms and provisions of the Incentive Plan shall remain in full force and effect.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Incentive Plan.